UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

LANDEC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 306-1650

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     (i)     On July 21, 2016, the Board of Directors of the Registrant approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Registrant and its subsidiaries, Apio, Inc. (“Apio”) and Lifecore Biomedical, Inc. (“Lifecore”), for the 2017 fiscal year. Employees of the Registrant, Apio and Lifecore are eligible to receive cash bonuses in target amounts that range from 40% to 100% of base salary for executive officers and from 6% to 40% of base salary for other employees. 20% of each employee’s bonus target is based on the Registrant, Apio or Lifecore, as the case may be, achieving a specific “all or nothing” strategic goal for that entity. 80% of each employee’s bonus target (the “80% Bonus”) is based on the Registrant, Apio or Lifecore, as the case may be, achieving 100% of that entity’s target revenue and operating income for the fiscal year. The 80% Bonus payments are calculated on a sliding scale based on actual revenue and operating income for the fiscal year in proportion to the performance targets, provided that no bonus is payable if revenue or operating income is less than 80% of the target amount. To receive any bonus, a participant must be employed by the Registrant, Apio or Lifecore at the end of the 2017 fiscal year. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Registrant’s 2017 fiscal year.

(ii)     On July 21, 2016, the Board of Directors of the Registrant approved the grant of an option to purchase 150,000 shares of common stock and 50,000 restricted stock units to Molly Hemmeter, the Chief Executive Officer of the Registrant. The stock option vests monthly over three years. The restricted stock units will vest on the third anniversary of the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2016

LANDEC CORPORATION

By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and
Administration and Chief Financial Officer